Exhibit 23.3


                     [Clifton Gunderson L.L.C. Letterhead]




Board of Directors
Minnesota Corn Processors and Consolidated Entities


We expand our consent dated January 26, 1999, to the use of our report covering the audited financial statements as of and for the year ended March 31, 1999, in the S-4 filing under the headings of "Summary of Financial Information", "Selected Financial Data", and "Experts" for Minnesota Corn Processors.


/s/ CLIFTON GUNDERSON L.L.C.


Marshfield, Wisconsin
June 14, 1999